Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of Regulation C of the Securities Act of 1933 of our report dated November 17, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the financial statements of DCP Midstream Partners Predecessor from the separate records maintained by Duke Energy Field Services, LLC), relating to the financial statements of DCP Midstream Partners Predecessor, included in Amendment No. 3 to Registration Statement No. 333-128378 of DCP Midstream Partners, LP.
We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado
December 2, 2005